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                                                     Filed Pursuant to Rule 433
                                                    Registration No. 333-125019
                                                                    May 1, 2007

                                FINAL TERM SHEET
                                   NEXEN INC.
                              5.65% NOTES DUE 2017
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Issuer:                                    Nexen Inc.
Anticipated Ratings (Moody's/S&P/DBRS):    Baa2 (Stable) / BBB- (Positive) / BBB (Stable)
Format:                                    SEC Registered
Pricing Date:                              May 1, 2007
Settlement Date:                           May 4, 2007
Maturity Date:                             May 15, 2017
Principal Amount:                          $250,000,000
Benchmark:                                 UST 4.625% due February 15, 2017
Benchmark Yield:                           4.642%
Re-offer Spread:                           +105bps
Re-offer Yield to Maturity:                5.692%
Coupon:                                    5.65%
Public Offering Price:                     99.68%
Optional Redemption:                       Make whole call UST+20 bps
Interest Payment Dates:                    May 15 and November 15, beginning November 15, 2007
Additional Information:                    As of April 30, 2007, our total long-term debt had increased by
                                           $441 million to $5,383 million, and it is estimated our cash and cash equivalents had increased by $580 million to $690 million compared to March 31, 2007
Joint Bookrunning Managers:                Banc of America Securities LLC
                                           Citigroup Global Markets Inc.
                                           Deutsche Bank Securities Inc.
Senior Co-Managers:                        BNP Paribas Securities Corp.
                                           HSBC Securities (USA) Inc.
                                           RBC Capital Markets Corporation
Co-Managers:                               TD Securities (USA) LLC
                                           CIBC World Markets Corp.
                                           Scotia Capital (USA) Inc.
                                           Lazard Capital Markets LLC
                                           BMO Capital Markets Corp.
                                           Wachovia Capital Markets, LLC
                                           Fortis Securities LLC
                                           SG Americas Securities, LLC
                                           Daiwa Securities America Inc.
                                           Desjardins Securities International Inc.
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this  communication  relates.  Before you invest, you  should  read the  prospectus  in that  registration  statement  and  other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting
EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter  or any dealer  participating  in the offering will arrange to send you the  prospectus  if you  request  it by calling  toll-free  Banc of America
Securities  LLC at (800)  294-1322,  Citigroup  Global  Markets  Inc.  at (877)
858-5407, or Deutsche Bank Securities Inc. at (800) 503-4611.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

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